Exhibit 10.7

2116 South Lakeline Drive
Salt Lake City, UT 84109
Tel: (801) 231-5729
Fax: (801) 584-2533

Date: May 29, 2004	AMEDICA CORPORATION

Bryan J. McEntire

Dear Bryan,

We are very pleased that you have decided to join Amedica Corporation. We are confident that you will find Amedica to have a stimulating and rewarding environment that you seek.

Amedica is pleased to offer you the position of Vice President, Manufacturing with Amedica Corporation at an annual salary of $ 145,000, reporting to Ashok Khandkar. Your responsibilities will be those described to you during our previous discussions. We anticipate your start date to be August 1, 2004.

Upon beginning employment at Amedica Corporation, you will be nominated for 200,000 shares of stock options, subject to a 4 year vesting schedule, 10-year option life, and approval by Amedica’s Board of Directors. We feel that these stock options are a very valuable part of your total compensation package. You will also be eligible to participate in a bonus option pool based on meeting performance objectives. As part of this offer, you will be eligible for Amedica’s complete benefit program, including our excellent medical insurance, dental insurance, life/AD&D and long term disability insurance, and 401(k) retirement plan. Please note that our 401-(k) plan currently is an employee contribution only plan. Also included is Amedica’s 10 paid holidays, 5 days of personal/sick leave and 15 days of vacation per year. When you report to work, you will be provided with more detailed information regarding our complete policies and benefits program.

Your employment at Amedica assumes an obligation to maintain confidentiality of Amedica’s business information and that of its clients, partners and suppliers. By safeguarding such confidential information, Amedica earns the respect and further trust of our clients, suppliers and partners. Thus, as a condition of your employment you will be required to sign the attached confidentiality agreement.

Bryan J. McEntire

May 29, 2004

Additionally, Amedica insists and expects that each employee act in a manner which does not compromise their personal and professional integrity. Consequently, Amedica insists and expects that you will abide by the terms of your present employment agreement.

Your offer includes a comprehensive relocation package. Amedica will directly reimburse you for all reasonable and customary deductible relocation expenses pursuant to IRS Publication 521 for an Accountable Plan, including shipment of household goods, transporting, temporary storage if needed, and temporary lodging for you and your family for up to 45 days, and transportation of family, or a mileage allowance of $.36/mile and an appropriate per diem hotel and meal allowance. To the extent that reimbursement of these expenses exceeds IRS guidelines, portions thereof will be considered non-deductible and taxable.

In addition, within 180 days of your hire date, Amedica will reimburse you for non-deductible costs incurred in the sale of your current residence in California. These costs include applicable realtor’s fees and/or closing costs, and a reimbursement allowance for the amount of additional federal and state income and Social Security taxes incurred by you solely as a result of the final amount of the reimbursement of realtor’s fees and closing costs noted above. The total relocation allowance for these non-deductible realtor’s fees and/or closing costs is subject to a limit of $60,000, and to your providing proper documentation of a closing (HUD) statement for the sale of your home.

Internal Revenue Service regulations require that the amount of reimbursements set forth in the two preceding paragraphs will be included in your 2004 form W-2 from Amedica.

Amedica is committed to maintaining its leading technology position in the orthopedic implant field, and to the commercialization of revolutionary orthopedic implant products for treatment of joint diseases.

Bryan J. McEntire

May 29, 2004

Our success depends upon bright, dedicated professionals such as yourself. If you are in agreement with the terms of this letter, please sign below and return one of the originals to our offices as soon as possible. I look forward to hearing your favorable response.

Very truly yours,

/s/ Ashok C. Khandkar PhD
Ashok C. Khandkar, Ph.D.
President & CEO

Accepted by:

/s/ Brian J. McEntire
Date: 6/3/04